Exhibit 10.83

September 22, 2003

Mr. John T. Toolan
31 Van Holten Road
Basking Ridge, NJ  07920

Dear Jack:

This Employment Agreement, effective as of February 11, 2003, amends and supercedes all previous employment agreements between Russ Berrie and Company, Inc. (the “Company”) and you (including, without limitation, the employment agreements dated January 29, 2001, December 4, 2001 and December 18, 2001, between the Company and you).

Your employment with the Company, as President – North American Division, will include the following:

1.               COMPENSATION.  Your base salary will be at an annual rate of $350,000.  Your 2003 bonus program, and eligibility therefor, is set forth on Exhibit A attached hereto and incorporated herein.  In order to receive the bonus payment (or any portion thereof), you must be actively employed by the Company at the time of the payment.

2.               GROUP HEALTH AND DISABILITY.  After 90 days of continuous employment, you will be eligible to participate in:

a.               Our contributory Group Health Plan.

b.              Our non-contributory Life Insurance Plan in the amount one times your base salary.

c.               Our non-contributory Long Term Disability.

3.               DENTAL.  After twelve months of employment, you will be eligible to participate in our contributory Dental Insurance Plan.

4.               STOCK OPTIONS.  You have received 40,000 stock options which were granted to you on May 8, 2003 and which are subject to the terms and conditions of the Stock Option Agreement, dated May 8, 2003, between the Company and you.  Any possible future entitlement to stock options shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company or the Board of Directors.

5.               RESTRICTED STOCK.  Beginning with the year 2002 and for a total of 5 consecutive years (i.e., 2002, 2003, 2004, 2005 and 2006), you will also be eligible to receive $100,000 worth of restricted stock of the Company per year for each of these 5 years.  During the first year following the date of the grant of such restricted stock, the shares of such restricted stock remain wholly restricted.  After the first year and for the following 3 years, such restricted stock shall vest, one-third each year until fully vested.  By way of example, the $100,000 worth of restricted stock that is granted on the first business day of January 2002 would remain wholly restricted throughout 2002.  On January 1, 2003, one-third of such shares would vest.  On January 1, 2004, another one-third of such shares would vest and on January 1, 2005, the remaining one-third of such shares would vest so that on January 1, 2005 all shares that had been granted on January 1, 2002 would be fully vested.  In order to receive these restricted stock awards, you must be an active employee of the Company on the date of the award.  The restricted stock awards described above shall be granted pursuant to the Company’s 1999 Stock Option and Restricted Stock Plan or 2004 Stock Option Plan, as applicable (together, the “Plan”), or the then current successor restricted stock plan to the Plan adopted by the Company.  You acknowledge that you received the issuances of restricted stock relating to 2002 and 2003.

6.               401(k).  After six months of employment, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  The Company’s contribution to your 401(k) account fully vests over a period of four years of employment.

7.               VACATION.  You will be eligible for three weeks vacation per year.

8.               HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

9.               COMPANY CAR.  You will receive an allowance of up to $31,000 to purchase an automobile in the Company’s name.  This allowance is paid every three years toward an automobile.  Certain expenses, such as gasoline, repairs and insurance, will be provided by the Company.

10.         SEVERANCE.  In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will receive 6 months’ severance pay at the rate that you are being paid on your termination date.  This severance will be paid to you over a 6 month period on the Company’s normal pay schedule.  During this period, you will also be entitled to remain on the Company’s health and dental insurance plan (making the same payroll contribution as when you were an active employee).  If you obtain gainful employment during this 6 month severance period (with employment being defined as full-time salaried work), your severance payments will be terminated, effective the date that you start your new employment.  In lieu of the severance entitlement described in this paragraph, you are eligible for the Company’s “Severance Policy for Domestic Vice Presidents (and above)”.

11.         This Agreement does not modify or supercede the Change-in-Control Agreement, dated February 4, 2003, from the Company to you.  All previously issued stock option agreements, performance share option agreements and restricted stock agreements between the Company and you, remain in full force and effect.

The Company reserves the right to change or modify these programs.  In addition, employment with the Company is considered “at-will” and does not represent a specific guarantee.

Very truly yours,

/s/ Angelica Berrie

Angelica Berrie
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John T. Toolan
John T. Toolan

Date:	10/11/03